Exhibit 99.1

For Immediate Release:	March 24, 2020

Home BancShares, Inc. Announces Changes to

Annual Meeting of Shareholders to be Held on April 16, 2020

Conway, AR – Home BancShares, Inc. (NASDAQ: HOMB) (“Home” or the “Company”), parent company of Centennial Bank (“Centennial”), today announced that due to the emerging public health impact of the COVID-19 pandemic and to support the health and well-being of our shareholders and other stakeholders, the Company has changed the time and location of its Annual Meeting of Shareholders to be held on April 16, 2020. The Annual Meeting will now be held at 9:00 a.m. (CDT) on April 16, 2020 at the Company’s corporate offices located at 719 Harkrider Street, Conway, Arkansas.

Shareholders who vote their shares by proxy do not need to attend the Annual Meeting. The Company asks that any shareholders who do plan to attend the meeting please notify the Company at least 24 hours in advance of the meeting by contacting our Investor Relations Officer, Donna Townsell, at (501) 328-4625. In light of recent guidelines recommended by federal and state authorities and the Centers for Disease Control and Prevention restricting group gatherings, seating may be limited to comply with the applicable recommended guidelines. Additionally, attendees may be subject to health screening procedures upon entering the building consistent with practices advised by governmental authorities or as otherwise in place for visitors to the Company’s corporate office.

Whether or not shareholders plan to attend the meeting, the Company urges all shareholders of record as of the record date, February 24, 2020, to promptly submit their proxy by executing and returning the proxy card previously mailed to them or by voting by telephone or on the Internet by following the voting instructions printed on their proxy card. Your vote is important.

Further information regarding the Annual Meeting can be found in the proxy statement and supplemental materials filed by the Company with the Securities and Exchange Commission on February 27, 2020 and March 24, 2020.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

This release may contain forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors include, but are not limited to, the following: economic conditions, credit quality, interest rates, loan demand, business uncertainties as a result of the ongoing coronavirus pandemic, the ability to successfully integrate new acquisitions, legislative and regulatory changes and risks associated with current and future regulations, technological changes and cybersecurity risks, competition from other financial institutions, changes in the assumptions used in making the forward-looking statements, and other factors described in reports we file with the Securities and Exchange Commission, including those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020.

FOR MORE INFORMATION CONTACT

Home BancShares, Inc.

Donna Townsell

Investor Relations Officer

(501) 328-4625

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